Exhibit 1.3

EarlyBirdCapital, Inc.

366 Madison Avenue

New York, New York 10017

November 29, 2018

Black Ridge Acquisition Corp.

110 North 5th Street

Suite 410

Minneapolis, MN 55403

Attn: Ken DeCubellis, Chief Executive Officer

Re:	Amendment No. 1 to Letter Agreement, Dated October 4, 2017

Gentlemen:

Black Ridge Acquisition Corp. (the “Company”) and EarlyBirdCapital, Inc. (“EBC”) hereby agree to amend, as set forth below, the letter agreement (“Business Combination Marketing Agreement”), dated October 4, 2017. Capitalized terms used herein that are not otherwise defined will have the same meaning as they were given in the Business Combination Marketing Agreement.

The first sentence of Section 1(b) of the Business Combination Marketing Agreement shall be replaced with the following:

“As compensation for the foregoing services, the Company will pay the Advisor a cash fee of $4,080,000 (“Fee”).”

With the exception of the aforementioned change, the Business Combination Marketing Agreement remains in full force and effect.

If the foregoing correctly sets forth our agreement, please so confirm by signing and returning one copy of this letter to EarlyBirdCapital, Inc.

Very truly yours,

EARLYBIRDCAPITAL, INC.

By: /s/ Michael Powell
Name: Michael Powell
Title: Managing Director

Accepted and confirmed:

BLACK RIDGE ACQUISITION CORP.

By: /s/ Ken DeCubellis

Name:     Ken DeCubellis

Title:       CEO